CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Nuveen Investment Funds, Inc. of our report dated August 27, 2020, relating to the financial statements and financial highlights, which appears in the Nuveen Credit Income Fund (formerly known as Nuveen High Income Bond Fund) and Nuveen Strategic Income Fund’s Annual Report on Form

N-CSR for the year ended June 30, 2020. We also consent to the references to us under the headings “Independent Registered Public Accounting Firm” and “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Chicago, Illinois

October 26, 2020